UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2009

NEUROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18311	22-2845714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Northeast Industrial Road Branford, Connecticut	06405
(Address of principal executive offices)	(Zip Code)

(203) 488-8201
(Registrant’s telephone number, including area code)

35 Northeast Industrial Road
Branford, Connecticut 06405
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 23, 2009, Neurogen Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as it may be amended and supplemented from time to time, the “Merger Agreement”) with Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), and Neon Signal, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”).  Under the terms of the Merger Agreement, which was approved by the respective boards of directors of each of the Company (the “Company Board”) and Parent, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent, and each outstanding share of the Company’s common stock will be cancelled and converted into the right to receive a pro-rata portion of (i) Parent common stock valued at $11,000,000, subject to (A) adjustment based on the final cash position of the Company measured against a target cash amount of $7,900,000 as of September 30, 2009, with a $5,000 daily reduction after September 30, 2009 (as adjusted, the “Adjusted Reference Amount”), and (B) a maximum of 4,200,000 shares of Parent common stock to be issued in the Merger, (ii) the net proceeds from the sale of the Company’s two active programs for the development of a treatment for Restless Leg Syndrome and Parkinson’s disease (the “Aplindore Program”), if the Aplindore Program is sold prior to closing, (iii) the net proceeds from the sale of the real properties currently owned by the Company (the “Real Estate”), if the Real Estate is sold prior to closing, (iv) through contingent value rights (“CVRs”), the net proceeds from the sales of the Real Estate and the Aplindore Program, respectively, if such sales are not completed prior to closing but are completed within six months following the closing, (v) through CVRs, (A) $4,000,000 if the Company’s antagonist program intended to create an H3 receptor drug (the “H3 Antagonist Program”) is licensed, (B) 50% of the net proceeds if the H3 Antagonist Program is sold, or (3) 50% of the net proceeds if an option agreement to either license or sell the H3 Antagonist Program is entered into, in each case before the third anniversary following the closing, and if any such option to license is exercised, an additional amount up to $4,000,000 (taking into account the option proceeds previously received by the CVR holders) or if any such option to sell is exercised, 50% of the net sale proceeds, and (vi) through CVRs, $3,000,000 if a milestone payment from Merck Sharpe & Dohme Limited is received upon the initiation of a Phase III VR1 clinical trial, or 50% of the net proceeds if such program is sold back to Merck Sharpe & Dohme Limited before the milestone payment is made.  The CVRs will be issued pursuant to CVR agreements substantially in the forms attached to the Merger Agreement, and will be subject to the terms and conditions therein.

The consummation of the Merger is subject to certain customary conditions, including the approval of the stockholders of the Company; the absence of any development or event since the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either (in the case of Parent’s obligation to close) the Company or (in the case of the Company’s obligation to close) Parent; the effectiveness of a registration statement relating to the shares of Parent common stock to be issued in the Merger; and holders of no more than 6,800,00 shares of Company common stock asserting dissenters’ rights.

The parties have made customary representations and warranties and covenants in the Merger Agreement, including among other things, covenants (1) to conduct their respective businesses in the ordinary course between the date of the Merger Agreement and the consummation of the Merger, (2) to prepare and file with the SEC a registration statement on Form S-4 in which the Company proxy statement will be included as a prospectus; (3) for the Company to solicit proxies and cause a special meeting of the stockholders of the Company to be held to adopt the Merger Agreement; (4) subject to certain exceptions which permit the Company Board to withdraw its recommendation if failure to do so would be inconsistent with its fiduciary obligations, for the Company Board to recommend that the stockholders of the Company adopt the Merger Agreement; (5) for the Company not to (A) solicit proposals relating to alternative transactions or (B) subject to certain exceptions which permit the Company Board to discuss certain unsolicited proposals for alternative transactions received from third parties if failure to do so would be inconsistent with its fiduciary obligations, enter into discussions concerning, or provide information in connection with, alternative transactions; (6) for Parent to use commercially reasonable efforts in good faith to complete sales of the Real Estate and the Aplindore Program within six months following the closing; and (7) for Parent to honor the terms of the existing employment agreements and severance plan of the Company.

Under the Merger Agreement, each of Parent and the Company has certain rights to terminate the Merger Agreement and the Merger.  The Company may terminate the Merger Agreement under certain circumstances, including if (i) the Company Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to accept (or enter into a written agreement for a transaction constituting) a “superior proposal”; or (ii) application of the 4,200,000 share cap of Parent common stock to be issued in the Merger would cause the stockholders of the Company to receive less than the Adjusted Reference Amount (subject to Parent’s waiver of such share cap).  Parent may terminate the Merger Agreement under certain circumstances, including if the Company Board changes or withdraws its recommendation that the stockholders of the Company adopt the Merger Agreement.  In the event of termination because either (i) the Company Board authorizes the Company to accept a superior proposal or (ii) if a competing proposal is publicly announced, following which the Merger Agreement is terminated under certain circumstances, and within 12 months after the date of such termination the Company enters into a definitive agreement providing for, or consummates, an alternative transaction, the Company will be obligated to pay Parent a termination fee of $475,000.  In the event of termination either because the Company Board changes or withdraws its recommendation or due to application of the share cap, the Company will be obligated to pay Parent a termination fee of $225,000.

Parent and certain stockholders of the Company owning in the aggregate approximately 33% of the Company’s outstanding common stock have entered into voting agreements to vote the shares of Company common stock they own in favor of the Merger at the special meeting of the stockholders of the Company.  In addition, each of the non-employee members of the Company Board (the “Non-Employee Directors”) has entered into a letter agreement with the Company (the “Non-Employee Director Agreement”), pursuant to which each Non-Employee Director has agreed that any unexercised options of the Company held by such Non-Employee Director will be terminated and cancelled at closing without any payment therefor by the Company.

*          *          *

The foregoing summary of the Merger Agreement and the Non-Employee Director Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement furnished herewith as Exhibit 2.1 and the full text of the Form of Non-Employee Director Agreement furnished herewith as Exhibit 2.2, each of which is incorporated herein by reference.  The Merger Agreement has been attached to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Company, Parent, their respective businesses or the actual conduct of their respective businesses during the period prior to the consummation of the Merger.  Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Parent, rather than establishing matters of fact.  Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company and Parent.

Additional Information and Where to Find It

Parent intends to file with the SEC a Registration Statement on Form S-4, which will include the Company’s proxy statement and other materials relevant to the proposed Merger and related transactions. The Registration Statement and related Company proxy statement (when they become available), and any other documents filed by Parent or the Company with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Parent by going to Parent’s Investor Relations website at www.ligand.com.

Item 7.01.                      Regulation FD Disclosure.

On August 24, 2009, the Company and Parent issued a joint press release announcing that the Company and Parent had entered into the Merger Agreement, as described in Item 1.01 of this report.  A copy of the joint press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 23, 2009, among Ligand Pharmaceuticals Incorporated, Neurogen Corporation and Neon Signal, LLC.*

2.2	Form of Non-Employee Director Agreement.

99.1	Press release issued by Neurogen Corporation and Ligand Pharmaceuticals Incorporated, Inc. dated August 24, 2009.

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neurogen Corporation

By:	/s/ Stephen R. Davis
Stephen R. Davis
Title: President and Chief Executive Officer

Date:  August 24, 2009

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 23, 2009, among Ligand Pharmaceuticals Incorporated, Neurogen Corporation and Neon Signal, LLC.*

2.2	Form of Non-Employee Director Agreement.

99.1	Press release issued by Neurogen Corporation and Ligand Pharmaceuticals Incorporated, Inc. dated August 24, 2009.

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.